Exhibit 99.1

PRESS RELEASE

Marrone Bio Innovations Reports Third Quarter 2015 Financial Results and Discusses Impact of

Financial Restatement and Financial and Business Highlights

DAVIS, California, November 17, 2015 — Marrone Bio Innovations, Inc. (the “Company”) (NASDAQ:MBII), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, today announced results for the third quarter ended September 30, 2015 and discussed the impact of its recent financial restatement and financial and business highlights for 2014 and the first nine months and third quarter of 2015.

Financial Restatement

On November 10, 2015, the Company filed its 2014 Annual Report on Form 10-K and first and second quarter 2015 Quarterly Reports on Form 10-Q, completing its financial restatement, becoming current in its reporting obligations with the Securities and Exchange Commission (the “SEC”).

As previously announced, in September 2014, the Audit Committee of the Company’s board of directors commenced an internal investigation after learning of documents calling into question the recognition of revenue in the fourth quarter of 2013. In February 2015, the Company announced that the Audit Committee had concluded its investigation and had principally determined, among other things, that as a result of the failure of certain employees to share with the Company’s finance department or the external auditors important transaction terms with distributors, including “inventory protection” arrangements that would permit the distributors to return to the Company certain unsold products, in addition the execution by certain sales personnel of inaccurate “sales representation” letters, the Company inappropriately recognized revenue for certain historical sales transactions prior to satisfying the criteria for revenue recognition required under U.S. generally accepted accounting principles.

In light of the foregoing, the Company, among other things, determined to change its revenue recognition methodology from “sell-in” to “sell-through” for certain sales to certain distributors. In general, under the “sell-in” method, sales by the Company to distributors are recognized at the point at which title was transferred to the distributor; in contrast, under the “sell-through” method, sales by the Company to distributors are not recognized as product revenues until the distributors sell the product through to end- users. Primarily as a result in this change in methodology, which defers product revenues with respect to applicable distributors to later periods, the Company has recognized, in the aggregate, approximately $6.7 million less in product revenues than previously reported for 2013 and the first six months of 2014. Of this amount, an aggregate of approximately $2.0 million in product was returned by certain distributors subsequent to June 30, 2014 pursuant to “inventory protection” rights and will not result in recognition of revenue in future periods. As of December 31, 2013 and 2014 and September 30, 2015, the Company recorded $4.7 million, $3.2 million and $2.0 million, respectively, of current deferred product revenues relating to sales to distributors that were not recognized when title and risk of loss passed to the distributor. As of December 31, 2013 and 2014 and September 30, 2015, the Company recorded $2.9 million, $1.8 million, and $1.1 million, respectively, of current deferred cost of product revenues.

The employees primarily responsible for the foregoing conduct are no longer with the Company, and the Audit Committee concluded that the Company can rely on current management to accurately prepare the Company’s financial statements. In addition, the Company has implemented a plan to remediate material weaknesses identified in the Company’s control environment including revenue recognition, which focuses on continued training for and communication with employees regarding the Company’s enhanced policies and procedures.

“With last week’s filings, we have completed the restatement process and regained compliance with our public reporting obligations,” said Dr. Pamela G. Marrone, President and Chief Executive Officer of MBI. “We thank our shareholders for their patience and continued support over the past year.”

Financial Highlights for 2014 and the First Nine Months and Third Quarter of 2015

•	Revenues for 2014 and the first nine months and third quarter of 2015 totaled $9.1 million, $7.9 million and $2.5 million, respectively, compared to $8.4 million, $8.0 million and $2.2 million for 2013 and the first nine months and third quarter of 2014, respectively. This comparison primarily reflects increased grower adoption of our products and the use of our products on an expanded number of crops with a reduction in 2015 of revenues from related parties.

•	Net loss for 2014 was $51.7 million, compared to $32.6 million for 2013. The increase in 2014 compared to 2013 is attributable to increased expenses associated with our restatement, the Audit Committee investigation and related matters, as well as increases in employee-related expenses relating to an increase in headcount, startup costs of our manufacturing plant, and a decrease in gross margins. In addition, while 2013 included a gain of $6.7 million relating to the change in estimated fair value of financial instruments, there was no such gain in 2014. This was offset by a decrease in interest expense as a result of the conversion of convertible notes to common stock upon completion of the Company’s initial public offering in August 2013.

•	Net loss for the first nine months and third quarter of 2015 was $32.7 million and $9.8 million, respectively, compared to $35.4 million and $14.4 million for the first nine months and third quarter of 2014, respectively. Decreased net loss is primarily attributable to increases in gross margins and decreases in employee related expenses relating to a decrease in headcount. This was offset by increased expenses associated with the restatement, the Audit Committee investigation and related matters.

•	As of September 30, 2015, the Company had $46.3 million of cash, including $18.4 million of restricted cash, on its balance sheet and approximately $57.6 million in outstanding debt, including debt due to related parties.

Various factors have reduced demand and impeded sales, including: disruption to product launches, including the Venerate launch, and sales due to the departure of our former Chief Operating Officer and members of our sales and marketing staff in the second half of 2014, low commodity prices, extended drought in California and the Western United States, as well as bad weather in other parts of the United States, and lack of anticipated sales internationally, with a long delay in registration of Regalia in Europe.

Dr. Marrone concluded, “Over the last year, we have been addressing business challenges reflected in our recent financial results. We are rebuilding a focused and effective sales and marketing team that shares our values, including hiring highly experienced personnel, training our sales force and hiring a new head of marketing that we expect to join in December 2015 to guide an expanded marketing department. We have also worked diligently to reduce expenses, conserve cash and improve operating efficiencies, to extract greater value from our products and product pipeline and to improve our communication to and connection with the global sustainability movement that is core to our cultural values.”

Recent Business Highlights

•	Continuing to implement prioritization plan, including advancing product candidates expected to have the greatest impact on near-term growth potential and expanding international presence and commercialization

•	Raised $40 million in note and warrant financing

•	Completed transition of manufacturing process in-house to our Bangor, Michigan facility

•	Hired Brian Ahrens, VP Sales, and five regional territory sales managers, plus a VP Marketing we expect to join in December 2015

•	Developed an improved, EPA-approved Regalia biofungicide formulation

•	More than doubled treated acres of Regalia in California almonds and grapes from 2014 to 2015

•	Regalia® Maxx approved for several new outdoor and greenhouse uses and for emergency use in controlling downy mildew in hops in Canada and received registration in Brazil

•	Submitted a new granule formulation of Grandevo® bioinsecticide to the EPA

•	More than doubled treated acres of Grandevo in California from 2013 to 2015

•	Grandevo received completeness determination from the European Commission, the first microbe of its kind to do so

•	Zequanox® biomolluscicide demonstrated high effectiveness in controlling zebra mussel infestations in shallow-water habitats in lakes and 100% effectiveness in Minnesota’s Christmas Lake

•	Venerate® registered in California with good adoption in strawberries and grapes

•	MajesteneTM bionematicide received EPA approval, targeted placement initiated for select customers

•	Received patent for use of Chromobacterium to control corn rootworm larvae and nematode infestations and notice of allowance for use several uses on additional pest insects

•	Received patents on synergistic combinations of the active ingredients in Regalia with chemical fungicides

•	Reduced headcount by nearly half from its highpoint at the beginning of 2014

•	Moved to new corporate headquarters and opened new greenhouse to facilitate and expand research and product development capacity

James Boyd, the Company’s Chief Financial Officer, stated, “We have committed significant time and resources to completing our restatement, and we are pleased that we are and once again current with our SEC reporting obligations. Going forward, we look forward to focusing on the future and executing our revised strategic plan.”

Conference Call and Webcast Details

As previously announced, Dr. Marrone and Mr. Boyd will host a conference call at 4:30 p.m. ET on November 17, 2015 to discuss financial results and provide a business update. A live webcast of the call can be accessed on the Marrone Bio Innovations investor relations website at investors.marronebio.com. To access the call, dial toll-free 877-303-6220 or 760-298-5095 (international). The participant passcode is 79317445.

To listen to a telephonic replay of the conference call, dial toll-free 855-859-2056 or 404-537-3406 (international) and enter passcode 79317445. The replay will be available beginning at 7:30 p.m. ET on Tuesday, November 17, 2015 and will last through 11:59 p.m. on Tuesday, November 24. The webcast will also be available for replay the following 90 days of the conference call.

About Marrone Bio Innovations

Marrone Bio Innovations, Inc. (NASDAQ: MBII) is a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better bio-based products that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Forward Looking Statements

Portions of this release may constitute “forward-looking statements and assumptions underlying such forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such forward-looking statements are made within the “safe-harbor” protections of the PSLRA, should not be relied upon as representing the Company’s views as of any subsequent date, and the Company is under no obligation to, and expressly disclaim any responsibility to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include those regarding recognition of revenue in future periods, anticipated changes in the Company’s sales and marketing team, including the hiring of a new head of marketing, and continuation of the Company’s current operational and business efforts, including those relating to efficiency, the Company’s products, product pipeline and prioritization plan, improving ties with the global sustainability movement, expanding international presence and other aspects of its revised strategic plan. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond its control, that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks include uncertainty surrounding the Company’s ability to increase sales and generate revenues from its product candidates, to recruit, train and retain key personnel, including sales and marketing personnel, and to maintain and develop relationships with third-party distributors, and weather, as well as the impact of adverse publicity and potential concerns from our customers and prospective customers, regulatory inquiries, and litigation matters related to our recent restatement and Audit Committee investigation. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC.

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	SEPTEMBER 30, 2015	DECEMBER 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,837	$35,324
Restricted cash, current portion	1,856	1,856
Accounts receivable	1,389	1,787
Inventories, net	9,770	12,644
Deferred cost of product revenues, including deferred cost of product revenues to related parties of $85 and $333 as of September 30, 2015 and December 31, 2014, respectively	1,148	1,797
Prepaid expenses and other current assets	1,376	1,315

Total current assets	43,376	54,723
Property, plant and equipment, net	19,253	20,166
Restricted cash, less current portion	16,560	1,560
Other assets	917	733

Total assets	$80,106	$77,182

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,041	$5,841
Accrued liabilities	6,537	6,321
Accrued interest due to related parties	368	—
Deferred revenue, current portion	2,151	2,861
Deferred revenue from related parties	181	660
Customer refund liabilities	—	1,044
Capital lease obligations, current portion	975	1,839
Debt, current portion	259	12,636

Total current liabilities	11,512	31,202
Deferred revenue, less current portion	1,808	2,050
Capital lease obligations, less current portion	30	185
Debt, less current portion	21,844	9,667
Debt due to related parties	35,515	—
Other liabilities	1,334	847

Total liabilities	72,043	43,951
Commitments and contingencies
Stockholders’ equity:
Common stock: $0.00001 par value; 250,000 shares authorized, 24,465 shares issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Additional paid in capital	200,609	193,079
Accumulated deficit	(192,546)	(159,848)

Total stockholders’ equity	8,063	33,231

Total liabilities and stockholders’ equity	$80,106	$77,182

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2015	2014	2015	2014	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product	$2,295	$1,881	$7,160	$6,812	$7,750	$7,588
License	83	65	249	161	232	193
Related party	97	254	479	1,065	1,154	665

Total revenues	2,475	2,200	7,888	8,038	9,136	8,446
Cost of product revenues, including cost of product revenues to related parties of $53 and $230 for the three months ended September 30, 2015 and 2014, respectively, $248 and $521 for the nine months ended September 30, 2015 and 2014, respectively, and $561 and $374 for the years ended December 31, 2014 and 2013, respectively	2,340	3,502	7,332	8,006	9,438	7,243

Gross profit (loss)	135	(1,302)	556	32	(302)	1,203
Operating expenses:
Research, development and patent	3,442	4,817	10,192	13,378	19,281	17,905
Selling, general and administrative	5,317	7,394	20,615	19,638	28,950	15,017

Total operating expenses	8,759	12,211	30,807	33,016	48,231	32,922

Loss from operations	(8,624)	(13,513)	(30,251)	(32,984)	(48,533)	(31,719)
Other income (expense):
Interest income	14	21	29	42	59	49
Interest expense	(687)	(769)	(2,015)	(2,238)	(2,907)	(6,056)
Interest expense to related parties	(501)	—	(501)	—	—	—
Change in estimated fair value of financial instruments	—	—	—	—	—	6,717
Gain on extinguishment of debt	—	—	—	—	—	49
Other income (expense), net	(1)	(139)	40	(246)	(278)	(282)

Total other expense, net	(1,175)	(887)	(2,447)	(2,442)	(3,126)	477

Loss before income taxes	(9,799)	(14,400)	(32,698)	(35,426)	(51,659)	(31,242)
Income taxes	—	—	—	—	—	—

Net loss	(9,799)	(14,400)	(32,698)	(35,426)	(51,659)	(31,242)
Deemed dividend on convertible notes	—	—	—	—	—	(1,378)

Net loss attributable to common stockholders	(9,799)	(14,400)	(32,698)	(35,426)	(51,659)	(32,620)

Net loss per common share:
Basic	$(0.40)	$(0.59)	$(1.34)	$(1.64)	$(2.32)	$(3.74)

Diluted	$(0.40)	$(0.59)	$(1.34)	$(1.64)	$(2.32)	$(4.25)

Weighted-average shares outstanding used in computing net loss per common share:
Basic	24,465	24,421	24,465	21,589	22,314	8,731

Diluted	24,465	24,421	24,465	21,589	22,314	8,911

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014
Cash flows from operating activities
Net loss	$(32,698)	$(35,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,616	1,829
Loss (gain) on disposal of equipment	(35)	209
Share-based compensation	2,921	3,631
Non-cash interest expense	500	646
Amortization of investment securities premiums/discounts, net	—	10
Net changes in operating assets and liabilities:
Accounts receivable	398	1,149
Accounts receivable from related parties	—	741
Inventories	2,874	(447)
Deferred cost of product revenues	649	1,078
Prepaid Expenses and other assets	(194)	(712)
Accounts payable	(4,426)	(1,172)
Accrued and other liabilities	823	1,705
Accrued interest due to related parties	368	—
Deferred revenue	(952)	(760)
Deferred revenue from related parties	(479)	(587)
Customer refund liabilities	(1,044)	1,025

Net cash used in operating activities	(28,679)	(27,081)
Cash flows from investing activities
Purchases of property, plant and equipment	(1,496)	(11,329)
Sale of property and equipment	7	6
Purchase of short-term investments	—	(49)
Maturities of short-term investments	—	13,716

Net cash provided by (used in) investing activities	(1,489)	2,344
Cash flows from financing activities
Proceeds from public offerings, net of offering costs and underwriter commissions	—	39,949
Proceeds from issuance of debt due to related parties, net of financing costs	39,698	—
Proceeds from issuance of debt, net of financing costs	—	9,696
Proceeds from line of credit	—	4,687
Repayment of line of credit	—	(4,687)
Repayment of debt	(371)	(271)
Repayment of capital leases	(1,646)	(745)
Change in restricted cash	(15,000)	(3,416)
Proceeds from exercise of stock options	—	1,300
Proceeds from exercise of common stock warrants	—	50

Net cash provided by financing activities	22,681	46,563
Net increase (decrease) in cash and cash equivalents	(7,487)	21,826
Cash and cash equivalents, beginning of period	35,324	24,455

Cash and cash equivalents, end of period	$27,837	$46,281

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest of $4 and $651 for the nine months ended September 30, 2015 and 2014, respectively	$1,593	$1,573

Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$14	$249

Equipment acquired under capital leases	$787	$834

Investors Contact:

James Palczynski, 203-682-8229

ir@marronebio.com